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As filed with the Securities and Exchange Commission on December 31, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIEDRICH COFFEE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	33-0086628 (I.R.S. Employer Identification No.)
28 Executive Park, Suite 200 Irvine, California 92614 (Address of Principal Executive Offices, Including Zip Code)
STOCK OPTION PLAN AND AGREEMENT WITH ROGER M. LAVERTY DIEDRICH COFFEE, INC. 2000 EQUITY INCENTIVE PLAN (Full Title of the Plan)

Roger M. Laverty
President and Chief Executive Officer
Diedrich Coffee, Inc.
28 Executive Park, Suite 200
Irvine, California 92614
(949) 260-1600
(Name and Address, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
John M. Williams
Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, California 92614
(949) 451-3800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

Common Stock, par value $0.01 per share	850,000(2)(3)	$3.73	$3,170,500	$257

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock of Diedrich Coffee, Inc. on the Nasdaq National Market on December 26, 2003.

(2)
Represents 200,000 shares of common stock of Diedrich Coffee, Inc. issuable pursuant to the Stock Option Plan and Agreement with Roger M. Laverty and 650,000 shares of common stock issuable pursuant to the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may be issued pursuant to the anti-dilution provisions set forth in the Stock Option Plan and Agreement with Roger M. Laverty and the Diedrich Coffee, Inc. 2000 Equity Incentive Plan.

(3)
Including the shares registered hereby, there are an aggregate of 1,087,500 shares issuable under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. In addition to the 650,000 shares registered hereby, 250,000 shares of common stock issuable under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-74626), filed with the Securities and Exchange Commission on December 6, 2001, and 187,500 shares of common stock issuable under the Diedrich Coffee Inc. 2000 Equity Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-52190), filed with the Securities and Exchange Commission on December 19, 2000.

INTRODUCTION

        This Registration Statement on Form S-8 is filed by Diedrich Coffee, Inc., a Delaware corporation (the "Company"), to register 200,000 shares of common stock of the Company under the Stock Option Plan and Agreement with Roger M. Laverty and 650,000 shares of common stock of the Company under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

        *Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which previously have been filed by the Company with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

  (a)
  The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended July 2, 2003;

  (b)
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2003; and

  (c)
  The description of the common stock of the Company contained in the Company's Registration Statement on Form 8-A (Registration No. 000-21203) filed with the Securities and Exchange Commission on August 14, 1996, which incorporates by reference the description of the Company's common stock contained in the Company's Registration Statement on Form S-1 (Registration No. 333-08633), as amended, including all amendments and reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement, and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this registration statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Diedrich Coffee, Inc. is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        Article VII of the Restated Certificate of Incorporation of the Company currently provides that each director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VII of the Bylaws of the Company provides that the Company may indemnify its officers and directors to the fullest extent permitted by law. Subject to the provisions of the Company's Restated Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

        The Company has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to directors and officers by the DGCL and the Bylaws of the Company, subject to certain exceptions. The indemnification agreements may require the Company, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification agreements provide generally that the Company will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. The Company also maintains directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The Exhibit Index attached hereto is incorporated by reference herein.

Item 9. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 31st day of December, 2003.

DIEDRICH COFFEE, INC.
By:	/s/ ROGER M. LAVERTY Roger M. Laverty President, Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Roger M. Laverty and Martin A. Lynch his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ ROGER M. LAVERTY Roger M. Laverty	President, Chief Executive Officer, and Director (Principal Executive Officer)	December 31, 2003
/s/ MARTIN A. LYNCH Martin A. Lynch	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)	December 31, 2003
/s/ PAUL C. HEESCHEN Paul C. Heeschen	Chairman of the Board	December 31, 2003
/s/ MARTIN DIEDRICH Martin Diedrich	Vice Chairman of the Board, Chief Coffee Officer, and Secretary	December 31, 2003

/s/ PETER CHURM Peter Churm	Director	December 31, 2003
/s/ LAWRENCE GOELMAN Lawrence Goelman	Director	December 31, 2003
/s/ RANDY POWELL Randy Powell	Director	December 29, 2003
/s/ RICHARD SPENCER Richard Spencer	Director	December 31, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Diedrich Coffee, Inc. (1)
4.2	Bylaws of Diedrich Coffee, Inc. (2)
4.3	Stock Option Plan and Agreement with Roger M. Laverty (3)
4.4	Diedrich Coffee, Inc. 2000 Equity Incentive Plan (4)
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of KPMG LLP, independent auditors
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

(1)
Incorporated herein by reference to exhibit with this title filed with the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2001.

(2)
Incorporated herein by reference to exhibit with this title filed with the Company's Registration Statement on Form S-1 (Registration No. 333-08633), filed with the Securities and Exchange Commission on August 28, 1996.

(3)
Incorporated herein by reference to exhibit with this title filed with the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on April 28, 2003.

(4)
Incorporated herein by reference to Appendix A to the Company's Definitive Proxy Statement, filed with the Securities and Exchange Commission on October 30, 2003.

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INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX